Exhibit 10.1

November 19, 2015

Joseph P. Lacher, Jr.
1260 West Kennicott Drive
Lake Forest, IL 60045

Dear Joe:

We are pleased to confirm our offer of employment with Kemper Corporation (“Kemper” or “Company”). This letter sets forth the terms and conditions of our offer for you to join Kemper as President and Chief Executive Officer (“CEO”), and as a member of our Board of Directors, effective November 19, 2015 (“Start Date”).

The principal terms of this offer are as follows:

•	Your base salary will be $750,000 annualized.

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You will be eligible to participate in Kemper’s annual cash bonus program and your target bonus opportunity for the 2016 annual bonus award shall be 125% of base salary, with 65% for threshold performance and a maximum payout of 250% of the target. For 2016, you are guaranteed a minimum bonus payment of 65% of target. The 2016 award will be 70% based on Company performance and 30% based on individual performance criteria, with the specific metrics and goals to be set at the Board of Directors’ Compensation Committee meeting in February 2016.

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You will receive a “sign-on” award of $1,000,000 in value, delivered in nonqualified stock options. The number of options granted shall be determined by dividing $1,000,000 by the option value, with the option value set at 25% of the closing price of Kemper common stock on the grant date, which shall be the Start Date. The option exercise price shall be the closing price of Kemper stock on the grant date. The option term is 10 years and options become exercisable in four equal, annual installments beginning on the six-month anniversary of the grant date.

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You will be eligible for long-term incentive (“LTI”) awards with a total value of $2,000,000 allocated 1/3 in nonqualified stock options and 2/3 in performance-based restricted stock units (“RSUs”), based on the value on the grant date, which shall be the

Compensation Committee’s meeting in February 2016. The number of options granted shall be determined by dividing the allocated value by the option value of 25% of the closing price of Kemper common stock on the grant date. The option exercise price shall be the closing price of Kemper stock on the grant date, the term is 10 years and options become exercisable in four equal, annual installments beginning on the six-month anniversary of the grant date. The number of target RSUs granted shall be determined by dividing the allocated value by the closing price of Kemper common stock on the grant date. The RSUs will have a 3-year performance period, with threshold payout at 50% of the target number and maximum payout of 200% of the target number. Half of the RSUs vest based on total shareholder return relative to the S&P Supercomposite Insurance Index and half vest based on operational performance metrics and goals to be set at the Compensation Committee meeting in February 2016.

•	The aforementioned stock option and LTI awards are subject to the Company’s Omnibus Equity Plan and applicable award agreements.

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You will be eligible for a Severance Agreement that applies in the event of a change in control (“CIC”) of the Company, which agreement provides for a lump-sum severance payment of three times annual salary. Additionally, with regard to LTI awards (options and RSUs), in the event of a “Qualifying Termination” as defined in the Severance Agreement: (i) outstanding unvested options vest on the termination date, and (ii) performance-based RSUs also “accelerate” in that the number of shares available to be earned is calculated on the entire performance period (not pro rata using the termination date) for each outstanding RSU, with the number of shares actually earned (using applicable performance metrics) being based on the greater of (a) targeted performance, or (b) actual performance attained for the shortened performance period ending with the termination date. The Severance Agreement will be effective on the Start Date and, in the event of a severance payment thereunder, also provides for continuation of life and health insurance benefits for three years and outplacement services for up to fifty-two weeks.

•	You will be eligible to participate in the following Kemper retirement benefits plans:

◦	Defined contribution retirement plan (“DC Plan”);

◦	Non-qualified supplemental defined contribution plan (“DC SERP”); and

◦	Voluntary 401(k) plan which includes a Company matching contribution.

•	Starting in 2016, you may participate in Kemper’s Non-qualified Deferred Compensation Plan, under which you may elect to defer current year compensation to a future period.

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You will be expected to comply with Kemper’s Stock Ownership Policy under which the CEO is required to maintain, at a minimum, ownership of shares valued at five times base salary; there is a five year grace period to reach this ownership level.

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The Company will pay for your membership to a Chicago-area business club providing dining facilities and business meeting services. Additionally, Kemper will pay for spousal travel to accompany you to occasional off-site business meetings, in accordance with Company policy.

•	You will be eligible to participate in the same employee welfare benefit plans that are generally available to all full-time, salaried Kemper employees, including:

◦	basic life and accident insurance up to a maximum of $400,000, business travel insurance up to a maximum of $200,000, and short-term disability coverage for up to 26 weeks; and

◦	health and dental insurance, health and dependent care reimbursement accounts, supplemental life, accident and long-term disability insurance.

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Kemper provides Paid Time Off (“PTO”) and starting in 2016, you will be eligible for up to 29 days of PTO on an annual basis; your PTO will be front-loaded at the Start Date with a balance of 37.5 hours (5 days).

•	Payments by the Company to you may be subject to tax and other withholdings and deductions as required or permitted by applicable law and Company policy.

•	You acknowledge that by accepting employment at Kemper, you will not use or disclose any of the confidential or trade secret information of your former employers.

•	As a condition of employment with Kemper, on the Start Date you will need to sign our standard, mutual Arbitration Agreement, a copy of which will be provided at your request.

•	Our offer is contingent upon successful completion of a background check and a drug-screening test in accordance with Company policy, as well as confirmation of references.

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Kemper’s Essential Standards of Conduct (“ESOC”) sets forth key Company business ethics and employee policies, and you will be asked to acknowledge your receipt and understanding and agree to be bound by the ESOC.

•	The term of your employment is “at will” which means that you or the Company may end your employment at any time and for any reason.

Please indicate your acceptance of these terms by signing the original copy of this letter and returning it in the enclosed envelope. Once we have your signed original, the Kemper Board of Directors must meet and approve: (i) the terms of your compensation, and (ii) your election as President and CEO and as a member of the Board of Directors.

We believe Kemper is a rewarding place to work and we look forward to you joining the team.

Sincerely,

Kemper Corporation Board of Directors

/s/ Douglas G. Geoga
Douglas G. Geoga, Chair of Compensation Committee

Accepted by:

/s/ Joseph P. Lacher, Jr.
Joseph P. Lacher, Jr.

Date: November 19, 2015